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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                    FORM 4

                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

[_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.  Name and Address of Reporting Person*

   PETERSON                          JEFFREY                          K.
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        (Last)                      (First)                        (Middle)

                            1707  Waldermere Street
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                                   (Street)

       Sararota                      FL                               34239
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        (City)                      (State)                           (Zip)

CENTRAL EUROPEAN DISTRIBUTIOIN CORP. (CEDC)
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2.  Issuer Name and Ticker or Trading Symbol

     CEDC
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3.  I.R.S. Identification Number of Reporting Person, if an entity (voluntary)

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4.  Statement for Month/Year

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5.  If Amendment, Date of Original (Month/Year)

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6.  Relationship of Reporting Person(s) to Issuer
    (Check all applicable)

    [X] Director                               [X] 10% Owner
    [_] Officer (give title below)             [_] Other (specify below)

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7.  Individual or Joint/Group Filing (Check Applicable Line)

    [X]  Form filed by One Reporting Person
    [_]  Form filed by More than One Reporting Person

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Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V   Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
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

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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

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TABLE II--DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
          (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

Derivative
Acquired

 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Securities
    Security (Instr. 3)               sion of             action              tion Code               (A) or Disposed
                                      Exercise            Date                (Instr. 8)              of (D)
                                      Price of            (Month/                                    (Instr. 3, 4 and 5)
                                      Deriv-              Day/
                                      ative               Year)
                                      Security
-----------------------------------------------------------------------------------------------------------------------------
                                                                              Code  V (A)  (D)
Director Stock Options                $14.40               4/29/02            V(A)                       4,500

TABLE II--DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
          (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

Nature of
Indirect
6. Date Exer-          7. Title and Amount of       8. Price    9. Number       10. Owner-
   cisable                Underlying Securities        of          of Deriv-        ship
   Beneficial             (Instr. 3 and 4)             Deriv-      ative            Form
   and                                                 ative       Secur-           of De-
   Expiration                                          Secur-      ities            rivative
   Date Ownership                                       ity         Bene-            Security:
   (Month/Day/                                         (Instr.     ficially         Direct (D)
   Year) (Instr. 4)                                    5)          Owned            or Indirect
                                                                   at End           (I) (Instr. 4)
                                                                   of
                                                                   Month
                                                                   (Instr. 4)
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 Date     Expira-              Amount or
 Exer-    tion         Title   Number of
 cisable  Date                 Shares
4/29/02   4/29/12      Common                                          4,500            (D)
                       Stock

                           (Print or Type Responses)

(Form 4-07-98)                                      (Over)

Explanation of Responses:

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

           /s/ Jeffrey Peterson                   5/09/02
---------------------------------------      -----------------
      **Signature of Reporting Person              Date

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient. See Instruction 6 for procedure.